NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 27, 2015, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 15, 2015 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Glimcher Realty Trust and Washington Prime Group Inc. became effective on January 15, 2015. Each share of 8.125% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest of Glimcher Realty Trust was exchanged for one (1) (New) 8.125% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest of WP GLIMCHER Inc. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 16, 2015.